EXHIBIT 4.3
RESTRICTED STOCK AGREEMENT
PURSUANT TO THE CAMPUS CREST COMMUNITIES, INC.
EQUITY INCENTIVE COMPENSATION PLAN
     This Restricted Stock Agreement (this “Agreement”) is entered into by and between Campus Crest Communities, Inc., a Maryland corporation (the “Company”), and                                                                                   (the “Grantee”).
W I T N E S S E T H:
               1. Grant of Restricted Stock. Pursuant to the Campus Crest Communities, Inc. Equity Incentive Compensation Plan (the “Plan”), the Company hereby grants to the Grantee, subject to the terms and conditions of the Plan and the terms and conditions herein set forth,                                          Shares of Restricted Common Stock (the “Restricted Stock”). The grant of Restricted Stock is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan (which is incorporated herein by reference). Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan.
               2. Terms and Conditions. It is understood and agreed that the Shares of Restricted Stock granted to the Grantee hereby are subject to the following terms and conditions:
                    (a) Restrictions. The Shares of Restricted Stock are subject to and limited by the restrictions set forth in the Plan, including without limitation the restrictions set forth in Article 10 of the Plan, which provide, in part, that until the restrictions have lapsed as to all or a specified portion of the Shares pursuant to this Agreement, the Shares subject to such restrictions shall not be sold, transferred or otherwise disposed of and shall not be pledged, assigned or otherwise hypothecated or encumbered. Any purported encumbrance or disposition of the Shares in violation of this Agreement or the Plan shall be void ab initio and the other party to any such purported transaction shall not obtain any rights to or interest in the Shares. The term “vest” as used in this Agreement means the lapsing of the restrictions that are described in this Agreement and in the Plan with respect to the Shares of Restricted Stock that are the subject of this Agreement.
                    (b) Vesting. The Shares of Restricted Stock shall vest as set forth in the Plan and in this Section 2(b) of the Agreement at the times set forth below, provided the Grantee is then, and since the date of grant has continuously been, employed by the Company or a Subsidiary:

Number of Shares	Date of Award	Date of Vesting

                    (c) Escrow of Certificates Evidencing Shares of Restricted Stock. Pursuant to the Plan, the certificates evidencing the Shares of Restricted Stock being granted pursuant to this Agreement shall be initially registered in the name of the Grantee, but shall be delivered to and retained by the Chief Financial Officer of the Company (or such other officer as the Company shall designate) in escrow until the restrictions as set forth in the Plan and this Agreement lapse, at which time the certificate evidencing the Shares as to which the restrictions have lapsed (or evidence of the issuance of such shares if they are issued in uncertified form) shall be delivered to the Grantee free of all restrictions under the Plan and this Agreement, unless the Grantee has previously forfeited such Shares under the terms of the Plan. In addition, the Grantee shall be required, and hereby agrees, to deliver to the Company appropriate blank stock powers to be held in escrow, until all Shares have vested. While the Shares are being held in escrow the Grantee shall have all the rights of a stockholder with respect to the Shares (other than the right to transfer the Shares), including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares.
               3. Compliance with Laws and Regulations. This Agreement and the obligations of the Company hereunder shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.
               4. Grantee Bound by Plan. The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all of the terms and provisions thereof. Any capitalized terms used in this Agreement that are not defined herein shall be deemed to have the meaning assigned to such terms in the Plan. The Grantee expressly acknowledges that the award or vesting of the Shares of Restricted Stock acquired hereunder will give rise to “wages” subject to withholding. The Grantee expressly acknowledges and agrees that the Grantee’s rights hereunder are subject to the Grantee paying to the Company in cash (or by such other means as may be acceptable to the Company in its discretion, including, if the Committee so determines, by the delivery of previously acquired Shares or fully vested Shares acquired hereunder) all taxes required to be withheld in connection with such award or vesting.
               IN WITNESS WHEREOF, this Agreement issued pursuant to the Plan has been executed by a duly authorized officer of the Company and the Grantee has executed this Agreement, in each case as of the date set forth below.
     DATED:                                         , 20___

CAMPUS CREST COMMUNITIES, INC.
By:
Title:

GRANTEE: